EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-11129, 333-42279, 333-71623, 333-38570, 33-92438, and 333-58572 on Form S-8 of our reports dated March 14, 2007, relating to the consolidated financial statements, management’s assessment on the effectiveness of internal control over financial reporting, and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of Captaris, Inc. for the year ended December 31, 2006.

/s/ Moss Adams LLP
Seattle, Washington
March 13, 2007